Exhibit 5

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 114317-0103

September 14, 2018

Rockwell Medical, Inc.

30142 Wixom Road

Wixom, MI  78393

Ladies and Gentlemen:

We have acted as counsel for Rockwell Medical, Inc., a Michigan corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (a) 3,300,000 shares (the “Plan Registered Shares”) of the Company’s common stock, no par value per share (“Common Stock”), that may be issued pursuant to the Rockwell Medical, Inc. 2018 Long Term Incentive Plan (the “Plan”) and (b) 2,070,000 shares (the “Inducement Registered Shares and together with the Plan Registered Shares, the “Registered Shares”) of Common Stock that may be issued to the Company’s Chief Executive Officer pursuant to that certain Employment Agreement, effective July 31, 2018, by and between the Company and Mr. Stuart Paul (the “Employment Agreement”).

In connection with our representation, we have examined:  (a) the Plan, the Employment Agreement and related documents; (b) the Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (c) the Restated Articles of Incorporation of the Company and the Amended and Restated Bylaws of the Company, as amended to date; (d) the resolutions of the Company’s Board of Directors relating to the Plan and the issuance of Common Stock under such documents; and (e) such other corporate proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the Registered Shares, if and when issued by the Company pursuant to the terms and conditions of the Plan and the Employment Agreement and as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

AUSTIN BOSTON CHICAGO DALLAS DENVER	DETROIT HOUSTON JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP